FORM 8-A/A

Amendment No. 1

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Silicon Valley Bancshares
(Exact name of Registrant as specified in its charter)

Delaware	91-1962278
(State of incorporation or organization)	(IRS Employer I.D. No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (if applicable):  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

AMENDMENT NO. 1 TO FORM 8-A

Item 1.                                                           Description of Registrant’s Securities to be Registered.

On October 22, 1998, pursuant to the Preferred Shares Rights Agreement dated as of October 22, 1998 (the “Rights Agreement”), between Norwest Bank Minnesota, N.A., predecessor in interest to Wells Fargo Bank, Minnesota N.A. (the “Rights Agent”) and Silicon Valley Bancshares, a California corporation (“SVB California”) and predecessor in interest to Silicon Valley Bancshares, Inc., a Delaware corporation (the “Company”), the Board of Directors of SVB California declared a dividend of one right (a “Right”) to purchase one one-thousandth (0.001) share of Series A Participating Preferred Stock (“Series A Preferred”) of SVB California for each outstanding share of Common Stock (“Common Shares”) of SVB California.  The dividend was paid on November 9, 1998 (the “Record Date”) to stockholders of record as of the close of business on that date.  Each Right entitled the registered holder to purchase from SVB California one one-thousandth (0.001) of a share of Series A Preferred at an exercise price of $60.00 (the “Purchase Price”), subject to adjustment.

On April 23, 1999, in connection with the reincorporation of SVB California in Delaware, SVB California merged with and into the Company, the Company succeeded to all rights, assets and liabilities of SVB California, including the Rights Agreement, SVB California ceased to exist and the Company continued to operate the business as the surviving corporation (the “Reincorporation”).  References herein to the Company shall include SVB California for periods prior to the Reincorporation.

On November 6, 2003, the Company and the Rights Agent executed Amendment No. 1 to the Preferred Shares Rights Agreement (“Amendment No.1”) to amend Section 1(a) of the Rights Agreement to increase from 10% to 15% the minimum percentage of Common Shares then outstanding that any Person, who or which, together with all Affiliates and Associates of such Person, shall beneficially own to qualify as an Acquiring Person (each capitalized term not defined has the meaning ascribed to such term in the Rights Agreement, as amended).

In connection with Amendment No. 1, the Company hereby amends its registration statement on Form 8-A as filed with the Securities and Exchange Commission on October 27, 1998 and incorporated herein by reference.

The foregoing summary of Amendment No. 1 is a general description only and is subject to the terms and conditions of Amendment No. 1 and the Rights Agreement.  A copy of Amendment No. 1 is attached as Exhibit 4.21 to this amended registration statement and incorporated herein by reference.  A copy of the Rights Agreement is attached as Exhibit 1 to the Company’s registration statement on Form 8-A as filed with the Securities and Exchange Commission on October 27, 1998, which exhibit is incorporated herein by reference.

Item 2.                    Exhibits

4.20

Preferred Shares Rights Agreement dated as of October 22, 1998, between Silicon Valley Bancshares and Norwest Bank Minnesota, N.A., incorporated by reference to Exhibit 1 to the Company’s registration statement on Form 8-A as filed with the Securities and Exchange Commission on October 27, 1998.

4.21

Amendment No. 1 dated as of November 6, 2003, between the Company and Wells Fargo Bank Minnesota, N.A. to the Preferred Shares Rights Agreement dated as of October 22, 1998, between Silicon Valley Bancshares and Norwest Bank Minnesota, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 14, 2003	SILICON VALLEY BANCSHARES

	By:	/s/ Derek Witte
Derek Witte
Corporate Secretary

EXHIBIT INDEX

4.20

Preferred Shares Rights Agreement dated as of October 22, 1998, between Silicon Valley Bancshares and Norwest Bank Minnesota, N.A., incorporated by reference to Exhibit 1 to the Company’s registration statement on Form 8-A as filed with the Securities and Exchange Commission on October 27, 1998.

4.21

Amendment No. 1 dated as of November 6, 2003, between the Company and Wells Fargo Bank Minnesota, N.A. to the Preferred Shares Rights Agreement dated as of October 22, 1998, between Silicon Valley Bancshares and Norwest Bank Minnesota, N.A.